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                                                                 EXHIBIT 99.2(b)

                            TRUST FOR CREDIT UNIONS

                           AMENDMENT NO. 2 TO BYLAWS
                           -------------------------

                                January 13, 1997



     RESOLVED, that Section 3.2 of the By-laws of Trust for Credit Unions (the "Trust") shall be amended and restated in its entirety as follows:

                                   ARTICLE 3

                         Chair, Vice-Chair and Officers
                         ------------------------------

     3.2  Election.  The Chair of the Trustees, Vice Chair of the Trustees,
          --------
President, Treasurer, and Secretary shall be elected annually by the Trustees at a meeting held within the first six months of the Trust's fiscal year. The meeting at which such persons are elected shall be known as the annual meeting of Trustees. Other officers, if any, may be elected by the Trustees at the annual meeting of Trustees or at any other time. Vacancies in any position may be filled at any time. If the Chair, Vice-Chair or any officer is not elected within the period set forth above, the Trustees may elect such person at any meeting held after such period.